Exhibit 99.1

NVR, INC. APPOINTS NEW MEMBER TO BOARD OF DIRECTORS

February 24, 2020, Reston, VA—NVR, Inc. (NYSE: NVR) announced that Sallie B. Bailey has been appointed to its Board of Directors as an independent director effective February 21, 2020.

Ms. Bailey previously served as the Executive Vice President and Chief Financial Officer of Louisiana-Pacific Corporation, a leading manufacturer of engineered wood building products for residential, industrial and light commercial construction, from December 2011 to July 2018. Prior to working for Louisiana-Pacific Corporation, Ms. Bailey worked as the Vice President and Chief Financial Officer of Ferro Corporation, following an eleven-year career at The Timken Company in various senior management positions of increasing responsibility, lastly as Senior Vice President, Finance and Controller. Ms. Bailey also currently serves as a director of L3 Harris Technologies, Inc. and Azek Corporation.

About NVR

NVR, Inc. operates in two business segments: homebuilding and mortgage banking. The homebuilding segment sells and builds homes under the Ryan Homes, NVHomes, and Heartland Homes trade names, and operates in thirty-two metropolitan areas in fourteen states and Washington, D.C. For more information about NVR, Inc. and its brands, see www.nvrinc.com, www.ryanhomes.com, www.nvhomes.com and www.heartlandluxuryhomes.com.